Exhibit 107.1

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Mid Penn Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $1.00 par value	(1)	500,000 (2)	$22.73 (1)	$11,365,000 (1)	0.00011020	$1,252.43 (1)

Equity	Common Stock, $1.00 par value	(1)	350,000 (3)	$22.73 (1)	$7,955,500 (1)	0.00011020	$876.70

Total Offering Amounts					$19,320,500		$2,129.13

Total Fee Offsets							$0

Net Fee Due							$2,129.13

(1)

Estimated solely for purposes of determining the registration fee. The proposed maximum aggregate offering price per share has been computed pursuant to Rules 457(c) and 457(h)(1) based upon the average of the high and low prices of the Registrant’s common stock as of May 23, 2023, as reported on the NASDAQ stock market.

(2)

Consists of shares of common stock, par value $1.00 per share (“Common Stock”), of Mid Penn Bancorp, Inc. (the “Company”) reserved for issuance under the Mid Penn Bancorp, Inc. Employee Stock Purchase Plan (the “ESPP”). Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Company’s Common Stock that become issuable under the SIP by reason of any future stock dividend, stock split, reverse stock split, recapitalization, merger, consolidation, reorganization, reclassification, combination, exchange of shares or similar event or change in the Company’s capital stock.

(3)

Consists of shares of Company Common Stock reserved for issuance under the Mid Penn Bancorp, Inc. 2023 Stock Incentive Plan (the “SIP”). Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Company’s Common Stock that become issuable under the SIP by reason of any future stock dividend, stock split, reverse stock split, recapitalization, merger, consolidation, reorganization, reclassification, combination, exchange of shares or similar event or change in the Company’s capital stock.